EXHIBIT 21.1

List of Subsidiaries

Foreign Subsidiaries:

SonoSite, Ltd., a United Kingdom subsidiary
SonoSite France SARL, a French subsidiary
SonoSite GmbH, a German subsidiary
SonoSite Iberica, S.L., a Spanish subsidiary
SonoSite (Asia) Limited, a Chinese subsidiary
SonoSite Japan KK, a Japanese subsidiary
SonoSite Australasia Pty Limited, an Australian subsidiary
SonoSite Canada, Inc., a Canadian subsidiary

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